Exhibit 99.1

Vivos Therapeutics Reports First Quarter 2023 Financial Results and Provides Operational Update

Revenue increased 6% Year-Over-Year; Operating Expenses Decreased 20%
as Cost Cutting Initiatives Take Hold

Management to Host Conference Call Today at 5:00 pm ET

LITTLETON, Colo., June 8, 2023 – Vivos Therapeutics, Inc. (“Vivos” or the “Company’’) (NASDAQ: VVOS), a medical technology company focused on developing and commercializing innovative diagnostic and treatment methods for patients suffering from a variety of health conditions, many of which are associated with breathing related sleep issues arising from certain dentofacial abnormalities, today reported financial results and operating highlights for the first quarter ended March 31, 2023.

First Quarter 2023 Financial Highlights

●	Revenue was $3.9 million for the first quarter of 2023, compared to $3.6 million for the first quarter of 2022, mainly due to higher Vivos Integrated Provider (“VIP”) enrollments as well as increased revenue from seminars conducted at the Vivos Institute (readers should note that Vivos’ reported financial results for the three months ended March 31, 2023 and 2022 reflect the application of Vivos’ previously announced updated ASC 606 revenue recognition policies, including deferral of a portion of revenue into future periods);

●	During the first quarter of 2023, Vivos enrolled 38 VIPs and recognized VIP revenue of approximately $1.3 million, an increase of 42% in enrollment revenue, compared to 32 VIPs and approximately $0.9 million for the first quarter of 2022;

●	Gross profit was $2.3 million for the first quarter of 2023, compared to gross profit of $2.6 million for the first quarter of 2022, attributable to higher costs associated with increased VIP training as well as the sale and leasing of SleepImage® home sleep test rings;

●	Gross margin was 61% for the first quarter of 2023, compared to 70% for the first quarter of 2022, reflecting higher costs associated with VIP training and new incentives deployed to increase VIP enrollments;

●	Operating expenses decreased by a significant amount ($1.8 million, or 20%) versus the first quarter of 2022, reflecting Vivos’ previously announced cost-cutting initiatives. These initiatives, when combined with a $3.2 million non-cash derivative gain associated with Vivos’ outstanding warrants, led to a significant year-over-year reduction of net loss for the quarter;

●	In January 2023, Vivos completed a private placement for net proceeds of approximately $7.4 million to augment its liquidity position; and

●	Cash and cash equivalents were $7.0 million at March 31, 2023.

First Quarter 2023 and Recent Operating Highlights

●	As of March 31 2023, patients treated with The Vivos Method totaled over 35,000, compared to approximately 28,000 as of the first quarter of 2022. Vivos has also trained over 1,750 dentists in the use of The Vivos Method and Vivos’ related value-added services, compared to more than 1,600 as of the first quarter 2022;

●

In February 2023, Vivos acquired certain U.S. and international patents, product rights, and other miscellaneous intellectual property from Advanced Facialdontics, LLC (“AFD”), a company holding propriety technology with FDA 510(k) clearances for Temporomandibular Joint Dysfunction (“TMD”) and Bruxism (unconscious teeth grinding and clenching). With this asset purchase transaction, Vivos acquired recently issued U.S. patents, provisional patent applications as well as international patents, Patent Cooperation Treaty patents and patent applications. One of Vivos’ key strategic goals for the remainder of 2023 is to initiate and grow sales of the AFD products, notably the Preventive Oral Device® (known as The POD®); and

●	In May 2023, Vivos announced the results of a clinical observational study on the application of the POD® in the treatment and prevention of migraine headaches. The study demonstrated statistically significant results, with ninety-two percent (92%) of study patients reporting their migraine symptoms were completely resolved following completion of treatment. Migraine headaches affect over 39 million people in the United States alone according to the American Migraine Foundation.

“Vivos is evolving into a more scalable and sustainable growth company with a clear path to cash flow positive operations. By broadening and diversifying our core product offerings and giving potential new providers easier and less costly options to enroll and become Vivos-trained, we believe we are positioning ourselves to become the comprehensive go-to source for dental treatments for OSA and other debilitating conditions like TMD and Bruxism. No other company in our market has the evidence-based technologies, or the regulatory clearances, or the clinical and technical expertise, or the full complementary product line, or the strong brand equity that Vivos has with healthcare providers and patients,” stated Kirk Huntsman, Vivos’ Chairman and Chief Executive Officer. “We continue to believe our latest rounds of cost cutting, the impact of which can be seen in our first quarter results, coupled with an intense focus on creating accretive new revenue streams, will allow us to achieve our stated goal of achieving positive cash flow in the first quarter of 2024.”

“During the first quarter, we continued to make substantial progress towards realizing our potential. Our focused sales and marketing efforts are gaining traction and our organizational changes have made Vivos a more efficient, streamlined organization. With our expanded products and services offering, we are well positioned to continue attracting more dentists and medical professionals to utilize the Vivos Method, as well as larger organizations, including Durable Medical Equipment (known as DME) companies and Dental Service Organizations (known as DSOs), to market and distribute our products. As we seek to drive revenue growth, Vivos now has new or active pilot programs with eight different DSO organizations, representing over 1,000 dental practices, as well as a new pilot program we will be launching shortly with a nationally regarded DME to distribute our devices. We are pleased with what we have achieved so far in 2023, and look forward to continuing this momentum during the rest of the year and into 2024,” Mr. Huntsman concluded.

Vivos encourages investors and other interested parties to join its conference call today at 5:00 p.m. Eastern time (details below), where management will discuss further details on topics including: (i) the acquisition of product rights and patents from AFD and Vivos’ expanded product line and revenue potential, (ii) the potential significant impact of Vivos’ recent discussions with DME companies on Vivos’ near-term growth, (iii) an update on Vivos’ DSO and DME sales and marketing efforts; (iv) additional programs for dentists to enroll with Vivos, and (v) Vivos’ current cash position and actions taken to reduce cash burn.

In addition, further information on Vivos’ financial results is included on the attached condensed consolidated balance sheets and statements of operations, and additional explanations of Vivos’ financial performance are provided in the Vivos’ Quarterly Report on Form 10-Q for the three months ended March 31, 2023, which will be filed with the Securities and Exchange Commission (“SEC”). The full 10-Q report will be available on the SEC Filings section of the Investor Relations section of Vivos’ website at https://vivos.com/investor-relations.

Conference Call

To access Vivos’ investor conference call, please dial (877) 451-6152, or for international callers, (201) 389-0879. A replay will be available shortly after the call and can be accessed by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the live call and the replay is 13739119. The replay will be available until June 22, 2023.

A live webcast of the conference call can be accessed on Vivos’ website at https://vivos.com/investor-relations. An online archive of the webcast will be available on the Company’s website for 30 days following the call.

About Vivos Therapeutics, Inc.

Vivos Therapeutics, Inc. (NASDAQ: VVOS) is a medical technology company focused on developing and commercializing innovative diagnostic and treatment methods for patients suffering from breathing and sleep issues arising from certain dentofacial abnormalities such as mild-to-moderate obstructive sleep apnea (OSA) and snoring in adults. The Vivos Method represents the first clinically effective nonsurgical, noninvasive, nonpharmaceutical and cost-effective solution for treating mild to moderate OSA. It has proven effective in over 35,000 patients treated worldwide by more than 1,750 trained dentists.

The Vivos Method includes the Vivos Complete Airway Repositioning and/or Expansion (CARE) appliance therapy and associated protocols that alter the size, shape and position of the soft tissues that comprise a patient’s upper airway and/or palate. The Vivos Method opens airway space and may significantly reduce symptoms and conditions associated with mild-to-moderate OSA, such as lowering Apnea Hypopnea Index scores. Vivos also markets and distributes SleepImage diagnostic technology under its VivoScore program for home sleep testing in adults and children. The Vivos Integrated Practice (VIP) program offers dentists training and other value-added services in connection with using The Vivos Method.

For more information, visit www.vivos.com.

Cautionary Note Regarding Forward-Looking Statements

This press release, the conference call referred to herein, and statements of the Company’s management made in connection therewith contain “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events, particularly with respect to the public offering described herein. Words such as “may”, “should”, “expects”, “projects,” “intends”, “plans”, “believes”, “anticipates”, “hopes”, “estimates”, “goal” and variations of such words and similar expressions are intended to identify forward-looking statements. These statements involve significant known and unknown risks and are based upon several assumptions and estimates, which are inherently subject to significant uncertainties and contingencies, many of which are beyond Vivos’ control. Actual results (including, without limitation, the results of Vivos’ sales, marketing and cost cutting initiatives as described herein) may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to risk factors described in Vivos’ filings with the Securities and Exchange Commission (“SEC”). Vivos’ filings can be obtained free of charge on the SEC’s website at www.sec.gov. Except to the extent required by law, Vivos expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Vivos’ expectations with respect thereto or any change in events, conditions, or circumstances on which any statement is based.

Vivos Investor Relations Contact:

Julie Gannon

Investor Relations Officer

720-442-8113

jgannon@vivoslife.com

-Tables Follow-

VIVOS THERAPEUTICS INC.

Unaudited Condensed Consolidated Balance Sheets

(In Thousands, Except Per Share Amounts)

	March 31, 2023	December 31, 2022

Current assets
Cash and cash equivalents	$7,046	$3,519
Accounts receivable, net of allowance of $672 and $712, respectively	321	457
Prepaid expenses and other current assets	1,346	1,448

Total current assets	8,713	5,424

Long-term assets
Goodwill	2,843	2,843
Property and equipment, net	3,157	3,082
Operating lease right-of-use asset	1,621	1,695
Intangible assets, net	458	302
Deposits and other	308	374

Total assets	$17,100	$13,720

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,495	$1,411
Accrued expenses	1,940	1,912
Warrant liability	1,333	-
Current portion of contract liabilities	2,647	2,926
Current portion of operating lease liability	433	419
Other current liabilities	127	145

Total current liabilities	7,975	6,813

Long-term liabilities
Contract liabilities, net of current portion	250	112
Operating lease liability, net of current portion	1,882	1,994

Total liabilities	10,107	8,919

Commitments and contingencies	-	-

Stockholders’ equity
Preferred Stock, $0.0001 par value per share. Authorized 50,000,000 shares; no shares issued and outstanding	-	-
Common Stock, $0.0001 par value per share. Authorized 200,000,000 shares; issued and outstanding 29,928,786 shares as of March 31, 2023 and 23,012,119 shares as December 31, 2022	3	2
Additional paid-in capital	88,161	84,267
Accumulated deficit	(81,171)	(79,468)
Total stockholders’ equity	6,993	4,801
Total liabilities and stockholders’ equity	$17,100	$13,720

VIVOS THERAPEUTICS INC.

Unaudited Condensed Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

	Three Months Ended March 31,
	2023	2022
Revenue
Product revenue	$1,772	$2,049
Service revenue	2,085	1,595
Total revenue	3,857	3,644

Cost of sales (exclusive of depreciation and amortization shown separately below)	1,520	1,093

Gross profit	2,337	2,551

Operating expenses
General and administrative	6,537	8,275
Sales and marketing	630	753
Depreciation and amortization	175	162

Total operating expenses	7,342	9,190

Operating loss	(5,005)	(6,639)

Non-operating income (expense)
Other expense	51	(38)
PPP loan forgiveness	-	1,287
Excess warrant fair value	(6,453)
Change in fair value of warrant liability, net of issuance costs of $645	9,628	-
Other income	76	59

Net loss	$(1,703)	$(5,331)

Net loss per share (basic and diluted)	$(0.07)	$(0.25)

Weighted average number of shares of Common Stock outstanding (basic and diluted)	24,764,041	21,233,485